UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report September 23, 2020

(Date of earliest event reported)

Enservco Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36335	84-0811316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14133 County Rd 9 ½

Longmont, CO 80504

(Address of principal executive offices) (Zip Code)

(303) 333-3678

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.005 par value	ENSV	New York Stock Exchange - American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.      Entry into a Material Definitive Agreement.

On September 23, 2020, Enservco Corporation (“we” or the “Company”) entered into a Fifth Amendment to the Loan and Security Agreement and Waiver (the “Amendment”) with the East West Bank (the “Bank”) pursuant to which we amended our existing senior revolving credit facility to reduce Bank debt by $16 million, amend the current facility into a term loan and provide a new working capital revolving line of credit in exchange for equity in our company. The Amendment included the following terms:

●	The Bank agreed to waive its available rights and remedies as a result of events of default of the Company.

●

Reduced the principal balance of the loan from approximately $33 million to approximately $17 million and restructured the nature of the borrowing from a revolving line of credit to a term loan with a maturity date of October 15, 2021 (the “Maturity Date”).

●

In addition to our obligation to pay all outstanding amounts owed to the Bank on the Maturity Date, if as of the last day of any month, commencing with the month ending October 31, 2020, the aggregate balance of our cash on deposit in deposit accounts at the Bank is greater than the aggregate gross receipts of equity sold by us after September 18, 2020, then, no later than the fifteenth (15th) day of the immediately following month, Borrowers’ excess cash shall be applied first to reduce the principal amount of outstanding Revolving Advances, if needed, and then, if any surplus funds remain, to reduce the principal balance of the Equipment Loan.

●

Revised the financial covenants to include a (i) minimum liquidity requirement of $1.5 million which will begin to be measured on December 31, 2020, and (ii) a limit on annual capital expenditures of $1.2 million.

●	Provided a new revolving line of credit allowing up to a maximum of the lesser of 85% of our eligible receivables or $1 million.

●

Both the “term loan” and the revolving line of credit bear interest at a non-default rate per annum equal to the sum of (a) cash interest at a rate per annum equal to the Prime Rate plus two (2) percentage points; and (b) non-cash, payment-in-kind interest (“PIK Interest”) at the rate of three percent (3%) per annum. We are required to pay all cash interest monthly, beginning on October 15, 2020. All PIK Interest accrues until, and is payable in full on, the Maturity Date.

●

In consideration for the approximate $16 million reduction in the principal of the debt, we issued the Bank 8,000,000 shares of our restricted common stock (the “Bank Shares”). Within six months, we have agreed to file a registration statement with the Securities and Exchange Commission to register the Bank Shares for resale into the public market. We have also agreed to assist the Bank in reselling its Bank Shares, including by holding at least one road show presentation. Notwithstanding our obligation to register the Bank Shares, the Bank has agreed to not dispose of any of the Bank Shares until the date six months after the date of the Amendment. We also issued to the Bank a warrant to purchase up to 15 million of our shares of common stock at $0.25 per share exercisable beginning on September 23, 2021 through September 23, 2025.

●	We have agreed to seek additional equity financing through both the public and private equity markets in order to fund our operating requirements.

●

Cross River Partners L.P., our largest stockholder, has agreed not to sell any of its shares of our common stock into the open market prior to the earliest of October 15, 2021, the date the Bank exercises its warrants described above, or any other date mutually agreed upon by the Bank and Cross River Partners. Richard A. Murphy, our Principal Executive Officer and member of our Board of Directors, controls Cross River Partners and its affiliated entities.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02.      Unregistered Sales of Equity Securities.

As set forth in Item 1.01 above, in consideration for the Amendment, including but not limited to the approximate $16 million reduction in the principal of the Bank debt, we issued the Bank 8,000,000 shares of our restricted common stock (the “Bank Shares”). We also issued to the Bank a warrant to purchase up to 15 million of our shares of common stock at $0.25 per share exercisable beginning on September 23, 2021 through September 23, 2025 (the “Warrant”).

The Bank Shares and Warrant were issued pursuant to an exemption from registration under Section 4(a)(2) the Securities Act of 1933, as amended (the “Securities Act”) as a transaction not involving a public offering.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description
4.1	Warrant issued to East West Bank dated September 23, 2020.

10.1	Fifth Amendment to the Loan and Security Agreement and Waiver, dated as of September 23, 2020, by and among Enservco Corporation, a Delaware corporation, Dillco Fluid Service, Inc., a Kansas corporation, Heat Waves Hot Oil Service LLC, a Colorado limited liability company, Heat Waves Water Management LLC, a Colorado limited liability company, and Adler Hot Oil Service, LLC, a Delaware limited liability company, solely for the purpose of Section 13, Cross River Partners, L.P., a Delaware limited partnership and East West Bank, a California banking corporation.

99.1	Press Release dated September 25, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSERVCO CORPORATION

Date: September 25, 2020	By:	/s/ Richard A. Murphy
Richard A. Murphy